Exhibit 99.1

NewsRelease		[Williams Logo]

NYSE: WMB

Date:	April 13, 2006

Williams Retires Secured Debt Early, Anticipates New Unsecured Funding

TULSA, Okla. – Williams (NYSE:WMB) today announced it retired early a secured floating-rate term loan for a total of $488.9 million, including outstanding principal and accrued interest.

The Williams Production RMT Company’s Term Loan agreement, due in 2008, was secured by certain natural gas reserves and other assets acquired in conjunction with Williams’ June 2001 purchase of Barrett Resources.

The secured debt was retired with a mix of cash and revolving credit borrowings. Williams anticipates refinancing a portion of this issue on a more permanent and unsecured basis later in the year.

Williams retired this issuance early in advance of replacing its $1.275 billion secured revolving credit facility. Williams anticipates the new facility will be unsecured, after which the company would have no secured debt other than non-recourse project debt at its Venezuelan operations.

About Williams (NYSE:WMB)
Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. The company also manages a wholesale power business. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, Southern California and Eastern Seaboard. More information is at www.williams.com.

Contact:	Kelly Swan

Williams (media relations)

(918) 573-6932

Travis Campbell

Williams (investor relations)

(918) 573-2944

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.